Exhibit (a)(1)(A)

Strategic Hotels & Resorts, Inc.

Offers to Purchase for Cash

Up to 4,716,981 in the Aggregate of its Outstanding Preferred Shares in the Priority Listed Below

Acceptance Priority Level	Series of Preferred Shares	NYSE Ticker Symbol	CUSIP No(s).	Number of Shares Outstanding	Maximum Number of Shares of Series That May Be Purchased	Offer Price Per Share
1	Series C Shares	BEEPRC	86272T 502	5,750,000	4,716,981	$26.50
2	Series B Shares	BEEPRB	86272T 403	4,600,000	4,400,000	$26.50
3	Series A Shares	BEEPRA	86272T 304 86272T 205	4,488,750	4,288,750	$26.70

THE OFFERS (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2011, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE, AS IT MAY BE EXTENDED WITH RESPECT TO EACH OFFER, THE “EXPIRATION DATE”). THE SHARES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION DATE. OUR OBLIGATION TO ACCEPT FOR PURCHASE AND TO PAY FOR SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IS CONDITIONED ON THE SATISFACTION OF CERTAIN CONDITIONS, INCLUDING THE MINIMUM TENDER CONDITION (AS DEFINED BELOW).

Strategic Hotels & Resorts, Inc., a Maryland corporation (“Strategic,” “we,” “us” or “our”), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letters of Transmittal for each of the Offers (as they may be amended or supplemented from time to time, the “Letters of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”) up to 4,716,981 shares in the aggregate (the “Maximum Number of Shares”) in the priority and subject to the limitations listed in the table above, its:

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issued and outstanding 8.25% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Shares”), at a purchase price of $26.50 per share (the “Series C Offer Price”), net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends (the “Series C Offer”);

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issued and outstanding 8.25% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Shares”), at a purchase price of $26.50 per share (the “Series B Offer Price”), net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends (the “Series B Offer”); and

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issued and outstanding 8.50% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Shares” and, together with the Series C Shares and the Series B Shares, the “Preferred Shares”), at a purchase price of $26.70 per share (the “Series A Offer Price” and together with the Series C Offer Price and the Series B Offer Price, the “Offer Prices”), net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends (the “Series A Offer” and, together with the Series C Offer and the Series B Offer, the “Offers”).

If the aggregate number of Preferred Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Number of Shares or the maximum number of shares specified for a particular series of Preferred Shares in the “Maximum Number of Shares of Series That May Be Purchased” column of the table above (a “Maximum Series Amount”), we will accept for purchase that number of Preferred Shares that does not result in our purchasing more than the Maximum Number of Shares or a Maximum Series Amount. In that event, the Preferred Shares will be accepted for purchase in accordance with the acceptance priority levels specified in the table above (in numerical priority order) and may be subject to proration, as described in this Offer to Purchase.

For additional information with respect to priority, proration and the hypothetical amount of each series of our Preferred Shares we will purchase at various assumed rates of participation in the Offers. See “The Offers—Terms of the Offers—Acceptance Priority Levels; Proration.”

We will not purchase any Preferred Shares pursuant to the Offers, unless at least 3,773,585 Preferred Shares are validly tendered and not properly withdrawn pursuant to the Offers (the “Minimum Tender Condition”). See “The Offers—Conditions of the Offers.”

We have not paid dividends on our Preferred Shares for the last eleven quarters. Our board of directors has authorized, and we have declared, the payment of accrued and unpaid dividends through September 30, 2011 and dividends for the quarter ending December 31, 2011 (collectively, the “Unpaid Dividends”), and a sum sufficient for the payment of the Unpaid Dividends has been set apart for payment on our books through the recording of a liability in accordance with the terms of our charter. In addition, the Unpaid Dividends are not payable until June 29, 2012, will be payable to holders of record, as of the close of business on June 15, 2012 and are contingent upon (i) the satisfaction or waiver of all of the conditions of the Offers, including the Minimum Tender Condition and (ii) our ability to meet on the June 29, 2012 Unpaid Dividend payment date the requirements of the Maryland General Corporation Law with respect to the payment of dividends (the “Unpaid Dividends Conditions”). While we cannot make any guarantees, we currently expect to be able to meet the requirements of the Maryland General Corporation Law with respect to the payment of dividends on the June 29, 2012 Unpaid Dividend payment date. Holders of Preferred Shares accepted for purchase in any of the Offers will not be entitled to receive the Unpaid Dividends or any other dividends with respect to such Preferred Shares. See “The Offers—No Payment of Unpaid Dividends on Preferred Shares Accepted in the Offers.”

With respect to any validly tendered and not properly withdrawn Preferred Shares where the aggregate amount of such Preferred Shares being tendered by the tendering holder and its affiliates and family members (whether in a single tender or in multiple tenders) is 10,000 or fewer Preferred Shares, we will pay the applicable soliciting dealer a fee equal to $0.125 for each Preferred Share that is validly tendered and not properly withdrawn and accepted for payment. See “The Offers—Soliciting Dealer Fee.”

Each series of Preferred Shares is represented by one or more global certificates registered in the name of The Depository Trust Company or its nominee (“DTC”). As a result, all holders of Preferred Shares electing to tender pursuant to any of the Offers must do so pursuant to DTC’s book-entry procedures.

The Offer Documents and the information incorporated by reference into this Offer to Purchase contain important information that should be read before any decision is made with respect to the Offers. See “Certain Significant Considerations” beginning on page 12 for a discussion of certain factors you should consider in connection with the Offers.

None of Strategic, its board of directors, the Dealer Managers (as defined herein), the Information Agent (as defined herein), the Depositary (as defined herein) or any of their respective affiliates makes any recommendation in connection with the Offers.

The Offers have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offers or upon the accuracy or adequacy of the information contained or incorporated by reference in the Offer Documents. Any representation to the contrary is a criminal offense.

This document is first being mailed to holders of the Preferred Shares on or around November 7, 2011.

The Joint Lead Dealer Managers for the Offers are:

Deutsche Bank Securities	BofA Merrill Lynch

The date of this Offer to Purchase is November 7, 2011

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SUMMARY TERM SHEET

This Summary Term Sheet highlights important information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the Offers described in this Offer to Purchase and for a more complete description of the terms of the Offers, you should carefully read the Offer Documents and the documents incorporated by reference or otherwise referred to in the Offer Documents. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the Offer Documents.

The Offeror	The Offers are being made by Strategic Hotels & Resorts, Inc., a Maryland corporation. Strategic’s principal executive offices are located at 200 West Madison Street, Suite 1700, Chicago, Illinois 60606, and its main telephone number is (312) 658-5000.

Terms of the Offers	We are offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, up to the Maximum Number of Shares that are validly tendered and not properly withdrawn prior to the Expiration Date. If the aggregate number of Preferred Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Number of Shares or the maximum number of shares specified for a particular series of Preferred Shares in the “Maximum Number of Shares of Series That May be Purchased” column of the table below (a “Maximum Series Amount”), we will accept for purchase that number of Preferred Shares that does not result in our purchasing more than the Maximum Number of Shares or a Maximum Series Amount. In that event, the Preferred Shares will be accepted for purchase in accordance with the acceptance priority levels specified in the table below (in numerical priority order) and may be subject to proration, as described in this Offer to Purchase.

At the time you tender your Preferred Shares, you will not know the extent of participation by other holders of Preferred Shares in the Offers or whether acceptance of all validly tendered and not properly withdrawn Preferred Shares would exceed the Maximum Number of Shares or a Maximum Series Amount. As a result, you will not know whether we will be able to accept for payment your validly tendered and not properly withdrawn Preferred Shares, in whole or in part, at the time you tender those Preferred Shares.

Below is a table that shows, for each series of Preferred Shares, the Acceptance Priority Level (as defined below), Maximum Series Amount and the Offer Price per share.

Acceptance Priority Level	Series of Preferred Shares	Maximum Number of Shares of Series That May Be Purchased	Offer Price Per Share
1	Series C Shares	4,716,981	$26.50
2	Series B Shares	4,400,000	$26.50
3	Series A Shares	4,288,750	$26.70

You will receive the applicable Offer Price specified in the table above for each Preferred Share we accept for purchase, in each case, less any applicable withholding taxes and without interest or accrued and unpaid dividends.

See “The Offers—Terms of the Offers—Acceptance Priority Levels; Proration.”

Acceptance Priority Levels	If acceptance for purchase of all Preferred Shares validly tendered and not properly withdrawn prior to the Expiration Date would result in our purchase of a number of Preferred Shares in excess of the Maximum Number of Shares, then acceptance of Preferred Shares will be accepted in accordance with the acceptance priority levels specified in the table above (in numerical priority order) (“Acceptance Priority Levels”).

We initially will accept all Preferred Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 1, up to the Maximum Number of Shares. If the number of Series C Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 1 exceeds the Maximum Number of Shares, then we will accept for purchase a pro rata portion of the Series C Shares within Acceptance Priority Level 1.

After acceptance of Series C Shares within Acceptance Priority Level 1, the Maximum Number of Shares will be reduced by the number of Series C Shares accepted for purchase in Acceptance Priority Level 1 (such reduced number, the “Series B Remaining Amount”). If the Series B Remaining Amount is greater than zero, then we will accept for purchase validly tendered and not properly withdrawn Series B Shares within Acceptance Priority Level 2, but only to the extent that the Series B Remaining Amount is not exceeded and the “Maximum Number of Shares of Series That May Be Purchased” specified for the Series B Shares in the table above (the “Series B Maximum Number of Shares”) is not exceeded. If the number of Series B Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 2 exceeds the Series B Remaining Amount or the Series B Maximum Number of Shares, then we will accept for purchase a pro rata portion of the Series B Shares within Acceptance Priority Level 2.

After acceptance of Series B Shares within Acceptance Priority Level 2, the Series B Remaining Amount will be reduced by the number of Series B Shares accepted for purchase in Acceptance Priority Level 2 (such reduced number, the “Series A Remaining Amount”). If the Series A Remaining Amount is greater than zero, then we will accept for purchase validly tendered and not properly withdrawn Series A Shares within Acceptance Priority Level 3, but only to the extent that the Series A Remaining Amount is not exceeded and the “Maximum Number of Shares of Series That May Be Purchased” specified for the Series A Shares in the table above (the “Series A Maximum Number of Shares”) is not exceeded. If the number of Series A Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 3 exceeds the Series A Remaining Amount or the Series A Maximum Number of Shares, then we will accept for purchase a pro rata portion of the Series A Shares within Acceptance Priority Level 3.

Proration	If proration of a series of Preferred Shares is required, due to our inability to accept for purchase all Preferred Shares of that series validly tendered and not properly withdrawn prior to the Expiration Date within a particular Acceptance Priority Level without exceeding the Maximum Number of Shares or the applicable Maximum Series Amount, Strategic or the Depositary will determine the final proration factor as soon as practicable after the Expiration Date, and we will announce the results of proration by press release.

No Payment of Unpaid Dividends on Preferred Shares Accepted in the Offers	We have not paid dividends on our Preferred Shares for the last eleven quarters. Our board of directors has authorized, and we have declared, the payment of the Unpaid Dividends, and a sum sufficient for the payment of the Unpaid Dividends has been set apart for payment on our books through the recording of a liability in accordance with the terms of our charter. In addition, the Unpaid Dividends are not payable until June 29, 2012, will be payable only to holders of record as of the close of business on June 15, 2012 and are contingent upon (i) the satisfaction or waiver of all of the conditions of the Offers, including the Minimum Tender Condition and (ii) our ability to meet on the June 29, 2012 Unpaid Dividend Payment date the requirements of the Maryland General Corporation Law with respect to the payment of dividends. While we cannot make any guarantees, we currently expect to be able to meet the requirements of the Maryland General Corporation Law with respect to the payment of dividends on the June 29, 2012 Unpaid Dividend payment date. Holders of Preferred Shares accepted for purchase in any of the Offers will not be entitled to receive the Unpaid Dividends or any other dividends with respect to such Preferred Shares. See “The Offers—No Payment of Unpaid Dividends on Preferred Shares Accepted in the Offers.”

Conditions of the Offers	The Offers are subject and conditioned upon the satisfaction or waiver of the conditions set forth under “The Offers—Conditions of the Offers,” including satisfaction of the Minimum Tender Condition. The Offers are not conditioned on our obtaining financing. We intend to have sufficient resources to purchase the Preferred Shares sought in the Offers, and we intend to use our available cash-on-hand and our available credit line to do so. See “The Offers—Source and Amount of Funds.”

Expiration and Extension of the Offer

The Offers will expire at 5:00 p.m., New York City time, on December 7, 2011, unless the Offers (or any one of them) are extended or earlier terminated by us. If we decide to extend any of the Offers, we will issue a press release stating the new expiration date. Any such press release will be issued no later than 9:00 a.m., New

York City time, on the next business day after the previously scheduled expiration date. See “The Offers—Extension, Termination and Amendment of the Offers.”

Procedures for Tendering Preferred Shares	To tender Preferred Shares, BNY Mellon Shareowner Services (the “Depositary”) must receive, prior to the Expiration Date of the Offers, a timely confirmation of book-entry transfer of the tendered Preferred Shares and an agent’s message through DTC’s automated tender offer program (“ATOP”) or a properly completed Letters of Transmittal in accordance with the procedures described in this Offer to Purchase. If you tender under DTC’s ATOP, you do not need to complete the Letters of Transmittal. However, if you tender under DTC’s ATOP, you will agree that, subject to our acceptance for purchase, and payment for, tendered Preferred Shares, you will be bound by the Letters of Transmittal as though you had signed that Letters of Transmittal.

If you wish to tender Preferred Shares that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

See “The Offers—Procedures for Tendering Preferred Shares.”

Acceptance for Payment and Payment for Preferred Shares	Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of any such extension or amendment), we will purchase, promptly after the Expiration Date, by accepting for payment, and will pay for, Preferred Shares validly tendered and not properly withdrawn promptly after the Expiration Date. The payment date will be within three business days after the Expiration Date. See “The Offers—Acceptance for Payment and Payment for Preferred Shares.”

Withdrawal Rights	You may withdraw previously tendered Preferred Shares at any time before the Expiration Date, but not thereafter.

If you tendered your Preferred Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Preferred Shares.

See “The Offers—Withdrawal Rights.”

Effects of Not Tendering Preferred Shares	Because there is a Minimum Tender Condition, if you do not tender your Preferred Shares in the Offers, it increases the likelihood that the Minimum Tender Condition will not be satisfied and that we will, therefore, not purchase Preferred Shares pursuant to the Offers. See “The Offers—Effects of Not Tendering Preferred Shares.”

If the Unpaid Dividends Conditions are satisfied and you do not tender your Preferred Shares in the Offers, you will receive the Unpaid Dividends on June 29, 2012 if you remain a holder of the Preferred Shares, as of the close of business on June 15, 2012, the record date for the Unpaid Dividends.

Effects of the Offers on Strategic	Assuming all the conditions of the Offers are satisfied, including the Minimum Tender Condition, and the Offers are successfully completed, the Offers will have the following effects on Strategic:

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we will not have any obligation to pay accrued and unpaid dividends on any Preferred Shares accepted for purchase pursuant to the Offers, which we estimate will result in a one-time savings of between $23 million and $30 million in dividend expense (depending on the number of Preferred Shares in each series that are accepted for purchase);

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as a result of eliminating a substantial number of Preferred Shares, we estimate that our annual dividend expense will decrease by between $8 million and $10 million (depending on the number of Preferred Shares in each series that are accepted for purchase); and

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we will incur additional interest expense on amounts drawn under our Credit Facility (as defined herein) in amounts ranging from $2 million to $3 million per year, based on current interest rates, which will offset, in part, the savings on dividend expense.

While the purchase of Preferred Shares in the Offers is expected to significantly reduce our unrestricted cash-on-hand and cause us to make a draw under our Credit Facility in an amount ranging from $60 million to $85 million, we believe the successful completion of the Offers should create additional financial flexibility.

Source and Amount of Funds	Assuming we purchase the Maximum Number of Shares, we will pay approximately $125 million to $126 million (depending on how many Preferred Shares in each series that are accepted for purchase) in the aggregate for the Preferred Shares purchased through the Offers. In addition, we have agreed to pay the Dealer Managers, the Depositary and the Information Agent customary fees for their services in connection with the Offers. We have also agreed to reimburse the Dealer Managers, the Depositary and the Information Agent for certain of their out-of-pocket expenses and to indemnify them against certain liabilities, including liabilities under the federal securities laws. We intend to use unrestricted cash-on-hand and funds borrowed under our Credit Facility to purchase the Preferred Shares in the Offers and to pay all related fees and expenses. See “The Offers—Source and Amount of Funds.”

Possible Consequences if the Offers Are Not Completed	If any condition of the Offers, including the Minimum Tender Condition, is not satisfied, we will be under no obligation to pay the Unpaid Dividends. Our board of directors would have to evaluate the payment of any dividends on the Preferred Shares based on its evaluation of our taxable income, our financial condition, the maintenance of, for federal tax purposes, our real estate investment trust (“REIT”) status, applicable law, restrictions under our Credit Facility, overall economic climate and such other factors as our board of directors deems relevant.

If we do not successfully complete the Offers or are not otherwise able to reduce the number of Preferred Shares on our balance sheet as well as the amount of accrued and accruing dividends on those Preferred Shares, we may have reduced financial flexibility.

See “The Offers—Possible Consequences if the Offers Are Not Completed.”

No Recommendation as to Whether to Tender	Our board of directors takes no position as to whether the Offer Price or the other terms of the Offers are fair to the holders of the Preferred Shares. Our Board of Directors has determined that completion of the Offers would be in the best interests of Strategic. Neither our board of directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offers.

None of Strategic, its board of directors, the Dealer Managers (as defined herein), the Information Agent (as defined herein), the Depositary (as defined herein) or any of their respective affiliates is making a recommendation to you as to whether you should tender shares in the Offers. You must make your own investment decision regarding the Offers based upon your own assessment of the value of the Preferred Shares and any other factors you deem relevant.

Soliciting Dealers Fee	With respect to any validly tendered and not properly withdrawn Preferred Shares where the aggregate amount of such Preferred Shares being tendered by the tendering holder and its affiliates and family members (whether in a single tender or in multiple tenders) is 10,000 or fewer Preferred Shares, we will pay the applicable soliciting dealer a fee equal to $0.125 for each Preferred Share that is validly tendered and not properly withdrawn and accepted for payment. See “The Offers—Soliciting Dealer Fee.”

Total Liquidation Preference of Preferred Shares	As of September 30, 2011, our Series C Shares and Series B Shares each had a total liquidation preference of $30.67 per share (including accrued dividends), and our Series A Shares had a total liquidation preference of $30.84 per share (including accrued dividends).

Market Prices of the Preferred Shares	On November 4, 2011, the last trading day prior to the date of this Offer to Purchase, the reported closing sales prices for the Series C Shares, Series B Shares and Series A Shares on the New York Stock Exchange (“NYSE”) were $25.68, $25.82 and $26.24, respectively.

During the 12 months prior to November 4, 2011, the highest reported closing sales prices for the Series C Shares, Series B Shares and Series A Shares on the NYSE were $28.58, $28.60 and $29.15, respectively, and the lowest reported closing sales price was $21.88, $21.75 and $22.42, respectively.

The following table shows for each series of the Preferred Shares the average daily trading volume over ten consecutive trading days ended November 4, 2011 (the “Recent 10-Day Trading Period”), the closing sale price on NYSE on November 4, 2011 and the volume-weighted average price over the Recent 10-Day Trading Period.

	Average Daily Trading Volume Recent 10-Day Trading Period	Closing Sale Price on November 4, 2011	Volume Weighted Average Price Recent 10-Day Trading Period
Series C Shares	3,205	$25.68	$25.36
Series B Shares	4,402	$25.82	$25.21
Series A Shares	7,936	$26.24	$25.61

See “Certain Significant Considerations—The Offer Prices may be higher or lower than the prices at which the Preferred Shares trade on the NYSE before or after the Expiration Date” and “Market Prices of and Dividends on the Preferred Shares.”

Continued Listing of the Preferred Shares on the NYSE	Regardless of the results of the Offers, we expect the Preferred Shares will continue to qualify to be listed on the NYSE. We intend to keep the Preferred Shares listed on the NYSE following completion of the Offers. See “The Offers—Liquidity of Preferred Shares.”

Material U.S. Federal Income Tax Considerations	See “Material U.S. Federal Income Tax Considerations.”

Appraisal Rights	You do not have appraisal rights in connection with the Offers.

Dealer Managers	Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. See “The Offers—Dealer Managers.”

Information Agent	MacKenzie Partners, Inc. See “The Offers—Information Agent.”

Depositary	BNY Mellon Shareowner Services. See “The Offers—Depositary.”

Additional Documentation; Further Information; Assistance	Any requests for assistance concerning the Offers and requests for additional copies of Offer Documents may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase or by telephone toll free at (800) 322-2885 or collect at (212) 929-5500. Beneficial owners may also contact their broker, dealer or other nominee.

You should read the Offer Documents in their entirety carefully before deciding whether or not to tender your Preferred Shares. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

QUESTIONS AND ANSWERS ABOUT THE OFFERS

What are the purposes of the Offers and the declaration of the Unpaid Dividends?

By conducting the Offers, authorizing and declaring the Unpaid Dividends and setting apart for payment on our books through the recording of a liability in accordance with our charter a sum sufficient for payment of the Unpaid Dividends (collectively, the “Dividend Declaration and the Offers”), we are seeking to accomplish three principle objectives:

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First, as we have previously disclosed, our board of directors has expressed an intention to pay the accrued and unpaid dividends on our Preferred Shares at the appropriate time under the appropriate conditions. If the Unpaid Dividends Conditions to the payment of the Unpaid Dividends are satisfied, on June 29, 2012, we will pay all accrued and unpaid dividends on the Preferred Shares through December 31, 2011 to persons who are holders of record of the Preferred Shares, as of the close of business on June 15, 2012.

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Second, we are seeking to reduce the expense associated with our Preferred Shares as well as the level of preferred equity in our capital structure, which we believe will enhance our financial stability, provide operating flexibility and advance our future growth potential. If all of the conditions to the Offers are satisfied and we are able to purchase the Maximum Number of Shares, (i) preferred equity will comprise approximately 12% of our total capitalization, down from approximately 16% as of September 30, 2011, (ii) we will eliminate the obligation to pay the Unpaid Dividends on the Preferred Shares that we accept for purchase pursuant to the Offers and (iii) we will reduce our dividend expense on a going-forward basis (which will be partly offset by the interest we will have to pay for amounts drawn on our Credit Facility in connection with the Dividend Declaration and the Offers).

•	Third, we would like to provide a certain amount of immediate liquidity to the holders of the Preferred Shares at prices that they may not be able to obtain through market sales.

How are the Dividend Declaration and the Offers beneficial to the holders of Preferred Shares?

Assuming all the conditions of the Offers are satisfied, including the Minimum Tender Condition, and the Offers are successfully completed, we believe the Dividend Declaration and the Offers will benefit the holders of Preferred Shares for the following reasons:

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Persons who tender their Preferred Shares in the Offers will have an opportunity to obtain immediate liquidity for their Preferred Shares at prices that are above (i) the closing prices of the Preferred Shares on November 4, 2011, the last trading day prior to the date of this Offer to Purchase and (ii) the volume-weighted average prices of the Preferred Shares over the Recent 10-Day Trading Period. The Series B Shares and the Series A Shares traded as low as $1.55 during the first quarter of 2009, and the Series C Shares traded as low as $1.40 during that same period.

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Persons that do not tender their Preferred Shares in the Offers will receive the Unpaid Dividend on June 29, 2012, if the Unpaid Dividends Conditions are satisfied and they are holders of record of our Preferred Shares, as of the close of business on June 15, 2012.

Why are the Dividend Declaration and the Offers beneficial to Strategic?

Assuming all the conditions of the Offers are satisfied, including the Minimum Tender Condition, and the Offers are successfully completed, we believe the Dividend Declaration and the Offers are beneficial to us for the following reasons:

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We will not have any obligation to pay accrued and unpaid dividends on any Preferred Shares accepted for purchase pursuant to the Offers, which we estimate will result in a one-time savings of between $23 million and $30 million in dividend expense.

•	As a result of eliminating a substantial number of Preferred Shares, we estimate that our annual dividend expense will decrease by between $8 million and $10 million.

•

Stockholders will benefit on a going-forward basis as the reduction in our dividend expense and the number of Preferred Shares outstanding will be accretive to our earnings and will put us closer to our goal of paying dividends on our common stock, an outcome that would make an investment in our common stock more attractive and enhance our ability to raise common equity capital.

•	We expect our liquidity will remain sufficient to satisfy our corporate objectives.

Why did Strategic combine the Dividend Declaration and the Offers?

While the Unpaid Dividends have been declared, we are under no obligation to pay the Unpaid Dividends on the June 29, 2012 Unpaid Dividend payment date unless the Unpaid Dividends Conditions, including the Minimum Tender Condition, have been satisfied. We combined the Dividend Declaration and the Offers to provide an opportunity to holders of the Preferred Shares that have expressed a desire for liquidity to sell some or all of their position and satisfy the desires of others that have expressed a desire to receive payment of the accrued and unpaid dividends on the Preferred Shares, while, at the same time, achieving our goal of reducing the number of Preferred Shares on our balance sheet and the amount of Unpaid Dividends we will pay. We are seeking to be responsive to the holders of the Preferred Shares, but also to be prudent about our short- and long-term financial position. We believe the Dividend Declaration and the Offers are a favorable one-time, risk-adjusted use of capital, resulting in a net positive financial return while still maintaining sufficient liquidity.

Do the terms of our charter permit us to repurchase Preferred Shares pursuant to the Offers when we are not current with respect to the payment of dividends on the Preferred Shares?

Yes. In order for us to repurchase Preferred Shares pursuant to the terms of our charter, we must contemporaneously declare (or, with respect to the Series A Shares, we must have previously declared) and set apart for payment on our books through the recording of a liability in accordance with the terms of our charter a sum sufficient to pay full cumulative dividends on the Preferred Shares.

Why is the payment of Unpaid Dividends contingent upon the satisfaction of all the conditions of the Offers, including the Minimum Tender Condition?

To support our use of capital to pay the Unpaid Dividends at this time, we believe it is in the best interest of Strategic to require that our Preferred Share dividend expense obligation be substantially reduced through the purchases of tendered Preferred Shares in the Offers. We will reduce dividend expense only if we satisfy the conditions to the Offers and accept for payment the Preferred Shares tendered by holders.

One of the Unpaid Dividends Conditions is that Strategic has the ability to meet on the June 29, 2012 Unpaid Dividend payment date the requirements of the Maryland General Corporation Law with respect to the payment of dividends. Does Strategic believe it will be able to meet these requirements on June 29, 2012?

While we cannot make any guarantees, we currently expect to be able to meet the requirements of the Maryland General Corporation Law with respect to the payment of dividends on the June 29, 2012 Unpaid Dividend payment date. See “The Offers—No Payment of Unpaid Dividends on Preferred Shares Accepted in the Offers—Requirements of the Maryland General Corporation Law With Respect to Payment of Dividends.”

Will Strategic have sufficient liquidity if it purchases the Maximum Number of Shares?

We expect to maintain liquidity from existing and future cash sources that is sufficient for our corporate objectives.

Why is Strategic undertaking the Dividend Declaration and the Offers now?

We believe that because our Preferred Shares have, prior to the date of this Offer to Purchase, recently traded at a discount to their liquidation value, we have a window of opportunity to purchase a meaningful portion of our Preferred Shares at a discount to the total liquidation value of the Preferred Shares. In addition, we have recently concluded several successful debt refinancings, including a new line of credit, which we believe provides us with sufficient liquidity to fund the payment of the Unpaid Dividends and the purchase of Preferred Shares pursuant to the Offers.

Has there been any determination with respect to the payment of dividends on the Preferred Shares for periods after December 31, 2011?

No. All determinations with respect to the payment of dividends on the Preferred Shares for periods ending after December 31, 2011 will be made at the discretion of our board of directors and will depend on our taxable income, our financial condition, the maintenance of our REIT status, applicable law, restrictions under our Credit Facility, the overall economic climate and other factors as our board of directors deems relevant.

What if I do not want to sell my Preferred Shares at the Offer Prices?

Each holder of Preferred Shares must make his or her own decision as to whether he or she wants to tender his or her Preferred Shares in the Offers. Holders of Preferred Shares are under no obligation to tender their Preferred Shares, and our obligations to the holders of the Preferred Shares whose shares are not purchased pursuant to the Offers will remain unchanged. We do not intend to increase the Offer Prices.

Why would I elect to sell my Preferred Shares at a discount to the total liquidation value of the Preferred Shares?

This decision must be made by each individual holder of Preferred Shares. However, we believe certain holders of Preferred Shares would desire liquidity at the Offer Prices, which they may not be able to achieve through trading market sales given historical trading volumes.

Why is Strategic not purchasing the Preferred Shares at their total liquidation value?

We are under no obligation to purchase the Preferred Shares at their total liquidation value. We have, however, set the Offer Prices at a premium to recent trading prices of the Preferred Shares prior to the date of this Offer to Purchase.

What alternatives to the Dividend Declaration and the Offers did Strategic consider?

While we have considered, among other things, paying the Unpaid Dividends without making the Offers, as well as redeeming the Preferred Shares at their liquidation value, we have determined that the Dividend Declaration and the Offers are the best way for us to pay the accrued and unpaid dividends on the Preferred Shares, reduce the level of preferred equity in our capital structure and maintain sufficient liquidity, because recent trading prices for the Preferred Shares have been below the Offer Prices.

Does Strategic believe the Minimum Tender Condition will be satisfied?

While we believe the Offers present an attractive opportunity for certain holders of our Preferred Shares as well as for Strategic, we can provide no assurance that the Minimum Tender Condition will be satisfied.

Does Strategic have any plans to refinance amounts borrowed on its Credit Facility (as defined herein) to fund the purchase of Preferred Shares pursuant to the Offers, and, if so, what sources of capital will Strategic use?

We have no current plans to refinance amounts we draw on our Credit Facility to fund the purchase of Preferred Shares tendered pursuant to the Offers. We continuously review our liquidity and capital sources in light of the market conditions and may in the future refinance amounts borrowed under our Credit Facility through the issuance of debt, equity or some combination thereof if, as and when circumstances warrant and market conditions permit such financing activity.

If the Minimum Tender Condition or any other condition of the Offers is not satisfied and no Preferred Shares are purchased pursuant to the Offers, will Strategic pay the Unpaid Dividends?

If any condition of the Offers, including the Minimum Tender Condition, is not satisfied, we will be under no obligation to pay the Unpaid Dividends. Our board of directors would have to evaluate the payment of any future dividends on the Preferred Shares based on its evaluation of our taxable income, our financial condition, our maintenance of REIT status, applicable law, restrictions under our Credit Facility, the overall economic climate and such other factors as our board of directors deems relevant.

How did you determine the Maximum Number of Shares and the number of Preferred Shares for the Minimum Tender Condition?

The Maximum Number of Shares equates to a value of approximately $125 million to $126 million and the Minimum Tender Condition equates to a value of approximately $100 million, in each case at the Offer Prices for the respective series of Preferred Shares. After careful analysis, we determined this was the appropriate range to (i) provide meaningful liquidity for the holders of our Preferred Shares, (ii) significantly reduce the level of preferred equity in our capital structure and (iii) retain sufficient liquidity to ensure we are able to weather the current uncertain economic climate.

Under what circumstances will we be able to resume payments of dividends on our common stock?

In order for us to pay cash dividends on our common stock, we would be required to, among other things, (i) have declared and paid or declared and set apart for payment a sum sufficient for full payment of the accrued and unpaid dividends on the Preferred Shares and (ii) meet certain requirements under our Credit Facility, which we currently do not meet. Declaring the payment of the Unpaid Dividends alone is not sufficient to resume dividend payments on our common stock.

Is your long-term goal to repurchase all of the Preferred Shares?

We currently have no plans to purchase Preferred Shares, other than pursuant to the Offers. However, our board of directors may consider additional purchases of Preferred Shares in the future.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should carefully consider the matters described throughout this Offer to Purchase, including those described below in this section, before you decide whether to tender your Preferred Shares.

We are making no recommendation in respect of the Offers and we have not obtained a third-party determination that the Offers are fair to holders of the Preferred Shares.

None of Strategic, its board of directors, the Dealer Managers, the Information Agent, the Depositary or any of their respective affiliates is making a recommendation to you as to whether you should tender Preferred Shares in the Offers. Neither our board of directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offer Prices or the other terms of the Offers. You must make your own investment decision regarding the Offers based upon your own assessment of the value of the Preferred Shares and any other factors you deem relevant.

The Offer Prices are lower than the total liquidation preferences for each series of the Preferred Shares.

The Offer Prices are lower than the total liquidation preference for each series of the Preferred Shares. As of September 30, 2011, in the event of the liquidation, dissolution or winding up of Strategic, the holders of our Preferred Shares would be entitled to the following per share amounts in preference to holders of our common stock and any other of our securities that are junior to the Preferred Shares with respect to the payment of dividends or in the distribution of assets on any liquidation, distribution or winding up of Strategic:

	Stated Liquidation Preference	Accrued and Unpaid Dividends Through September 30, 2011	Total Liquidation Preference as of September 30, 2011
Series C Shares	$25.00	$5.67	$30.67
Series B Shares	$25.00	$5.67	$30.67
Series A Shares	$25.00	$5.84	$30.84

The Offer Prices may be higher or lower than the prices at which the Preferred Shares trade on the NYSE before or after the Expiration Date.

As of November 4, 2011, the last day of trading of the Preferred Shares prior to the date of this Offer to Purchase, the last reported closing prices for our Series C Shares, Series B Shares and Series A Shares on the NYSE were $25.68, $25.82 and $26.24, respectively. The prices at which the Preferred Shares will trade on the NYSE during and after the Offers may be higher or lower than the Offer Prices we are offering for the Preferred Shares. If we accept your Preferred Shares for purchase pursuant to the Offers, the Offer Price you receive may be more or less than you would have received if you had sold your Preferred Shares on the open market or in any other transaction.

The following table shows for each series of the Preferred Shares the average daily trading volume over the Recent 10-Day Trading Period, the closing sale price on NYSE on November 4, 2011 and the volume-weighted average price over the Recent 10-Day Trading Period.

	Average Daily Trading Volume Recent 10-Day Trading Period	Closing Sale Price on November 4, 2011	Volume Weighted Average Price Recent 10-Day Trading Period
Series C Shares	3,205	$25.68	$25.36
Series B Shares	4,402	$25.82	$25.21
Series A Shares	7,936	$26.24	$25.61

Holders of Preferred Shares accepted for purchase in any of the Offers will not be entitled to receive the Unpaid Dividends or any other dividends with respect to such Preferred Shares.

If we accept for purchase any Preferred Shares that you tender pursuant to the Offers, you will not be entitled to receive the Unpaid Dividends or any other dividends with respect to such Preferred Shares.

We will only be obligated to pay the Unpaid Dividends if the Unpaid Dividends Conditions are satisfied.

We have not paid dividends on our Preferred Shares for the last eleven quarters. Our board of directors has authorized, and we have declared, the payment of Unpaid Dividends, and a sum sufficient for the payment of the Unpaid Dividends has been set apart for payment on our books through the recording of a liability in accordance with the terms of our charter. In addition, the Unpaid Dividends are not payable until June 29, 2012, will be payable to holders of record as of the close of business on June 15, 2012 and are contingent upon (i) the satisfaction or waiver of all of the conditions of the Offers, including the Minimum Tender Condition and (ii) our ability to meet on the June 29, 2012 Unpaid Dividend payment date the requirements of the Maryland General Corporation Law with respect to the payment of dividends, which we collectively refer to as the Unpaid Dividends Conditions. Holders of Preferred Shares accepted for purchase in any of the Offers will not be entitled to receive the Unpaid Dividends or any other dividends with respect to such Preferred Shares. See “The Offers—No Payment of Unpaid Dividends on Preferred Shares Accepted in the Offers.”

No determination has been made with respect to the payment of dividends for periods after December 31, 2011.

Our board of directors has not made any determination with respect to the payment of dividends on the Preferred Shares for periods ending after December 31, 2011. All distributions on the Preferred Shares will be made at the discretion of our board of directors and will depend on our taxable income, our financial condition, our maintenance of REIT status, applicable law, restrictions under our Credit Facility, the overall economic climate and other factors as our board of directors deems relevant.

If we purchase a substantial number of Preferred Shares in any single series of Preferred Shares, the trading volume in that series may be adversely affected, which may impact the liquidity and market prices for such series.

Due to our use of Acceptance Priority Levels and the fact that we will only purchase the Maximum Number of Shares, it is only possible for us to purchase a Series Maximum Amount with respect to one series of the Preferred Shares, and it is possible that we may not purchase a Series Maximum Amount with respect to any series of the Preferred Shares. However, if we accept for purchase the maximum number of Series C Shares that we may purchase pursuant to the Series C Offer, there would only be 1,033,019 Series C Shares outstanding after our purchase of those Series C Shares. If we accept for purchase the Series B Maximum Number of Shares, there would only be 200,000 Series B Shares outstanding after our purchase of those Series B Shares. If we accept for purchase the Series A Maximum Number of Shares, there would only be 200,000 Series A Shares outstanding after our purchase of those Series A Shares. Assuming the conditions to the Offers are met, including the Minimum Tender Condition, it is possible there will be a significant reduction in the number of Preferred Shares outstanding in at least one series (and possibly in all three series) of the Preferred Shares. As a result, there may be a significant decrease in the volume of trading in such series, which could adversely affect liquidity and market prices for such series of Preferred Shares.

It is possible that no Series B Shares or Series A Shares will be accepted for purchase in the Offers.

Because Series C Shares are given priority over the Series B Shares and the Series A Shares, Series B Shares and Series A Shares tendered in the Offers will not be accepted for purchase if the holders of Series C Shares validly tender and do not properly withdraw a number of Series C Shares equal to or exceeding the Maximum Number of Shares. Similarly, because the Series B Shares have priority over the Series A Shares, Series A Shares will not be accepted for purchase if holders of Series C Shares and the holders of Series B Shares validly tender and do not properly withdraw a number of Series C Shares and Series B Shares equal to or exceeding the Maximum Number of Shares. See “The Offers—Terms of the Offers—Acceptance Priority Levels; Proration.”

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this Offer to Purchase are forward-looking statements.

Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” “will,” “will continue,” “will likely result” or other comparable expressions or the negative of these terms identify forward-looking statements. Forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

Our actual results may differ significantly from any results expressed or implied by these forward-looking statements. Some, but not all, of the factors that might cause such a difference include, but are not limited to:

•	the factors discussed in this Offer to Purchase under “Certain Significant Considerations;”

•	the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which we invest;

•	our liquidity and refinancing demands;

•	our ability to obtain or refinance maturing debt;

•	our ability to maintain compliance with covenants contained in our debt facilities;

•	our failure to meet the requirements of the Maryland General Corporation Law with respect to the payment of the Unpaid Dividends on the June 29, 2012 Unpaid Dividend payment date;

•	our ability to dispose of properties in a manner consistent with our investment strategy and liquidity needs;

•

stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where our hotels operate and in which we invest, including luxury and upper upscale product;

•	general volatility of the capital markets and the market price of our shares of common stock;

•	availability of capital;

•

hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where we invest;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to maintain effective internal control over financial reporting and disclosure controls and procedures;

•	risks related to natural disasters;

•	increases in interest rates and operating costs, including insurance premiums and real property taxes;

•	contagious disease outbreaks, including the H1N1 virus outbreak;

•	delays and cost-overruns in construction and development;

•	marketing challenges associated with entering new lines of business or pursuing new business strategies;

•	our failure to maintain our status as a REIT;

•	changes in the competitive environment in our industry and the markets where we invest;

•	changes in real estate and zoning laws or regulations;

•	legislative or regulatory changes, including changes to laws governing the taxation of REITS;

•	changes in generally accepted accounting principles, policies and guidelines; and

•	litigation, judgments or settlements.

Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors. We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this Offer to Purchase to reflect new information, future events or otherwise, except as required by law. Readers are urged to carefully review and consider the various disclosures made in this Offer to Purchase and in our other documents filed with the SEC that attempt to advise interested parties of the risks and other factors that may affect our business, prospects and results of operations and financial condition.

THE OFFERS

Terms of the Offers

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, up to 4,716,981 Preferred Shares, which we refer to as the Maximum Number of Shares, that are validly tendered and not properly withdrawn prior to the Expiration Date. If the aggregate number of Preferred Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Number of Shares or the maximum number of shares specified for a particular series of Preferred Shares in the “Maximum Number of Shares of Series That May be Purchased” column of the table below, which we refer to as a Maximum Series Amount, we will accept for purchase that number of Preferred Shares that does not result in our purchasing more than the Maximum Number of Shares or a Maximum Series Amount. In that event, the Preferred Shares will be accepted for purchase in accordance with the acceptance priority levels specified in the table below (in numerical priority order) and may be subject to proration, as described in this Offer to Purchase.

If you elect to participate in any of the Offers, you may tender a portion of or all of the Preferred Shares you hold, although we may not be able to accept for purchase all such Preferred Shares you tender. At the time you tender your Preferred Shares, you will not know the extent of participation by other holders of Preferred Shares in the Offers or whether acceptance of all validly tendered and not properly withdrawn Preferred Shares would exceed the Maximum Number of Shares or a Maximum Series Amount. As a result, you will not know whether we will be able to accept for purchase your validly tendered and not properly withdrawn Preferred Shares, in whole or in part, at the time you tender those Preferred Shares.

You will receive the applicable Offer Price specified in the table below for each Preferred Share we accept for purchase, in each case, less any applicable withholding taxes and without interest or accrued and unpaid dividends.

Acceptance Priority Levels; Proration

If the aggregate number of Preferred Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Number of Shares or a Maximum Series Amount, we will accept for purchase that number of Preferred Shares that does not result in our purchasing more than the Maximum Number of Shares or a Maximum Series Amount. In that event, the Preferred Shares will be accepted for purchase in accordance with the Acceptance Priority Levels specified in the table below (in numerical priority order) and may be subject to proration, as described in this Offer to Purchase.

Acceptance Priority Level	Series of Preferred Shares	NYSE Ticker Symbol	CUSIP No(s).	Number of Shares Outstanding	Maximum Number of Shares of Series That May Be Purchased	Offer Price Per Share
1	Series C Shares	BEEPRC	86272T 502	5,750,000	4,716,981	$26.50
2	Series B Shares	BEEPRB	86272T 403	4,600,000	4,400,000	$26.50
3	Series A Shares	BEEPRA	86272T 304 86272T 205	4,488,750	4,288,750	$26.70

We initially will accept all Preferred Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 1, up to the Maximum Number of Shares. If the number of Series C Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 1 exceeds the Maximum Number of Shares, then we will accept for purchase a pro rata portion of the Series C Shares within Acceptance Priority Level 1.

After acceptance of Series C Shares within Acceptance Priority Level 1, the Maximum Number of Shares will be reduced by the number of Series C Shares accepted for purchase in Acceptance Priority Level 1 (such reduced number, the “Series B Remaining Amount”). If the Series B Remaining Amount is greater than zero, then we will accept for purchase validly tendered and not properly withdrawn Series B Shares within Acceptance Priority Level 2, but only to the extent that the Series B Remaining Amount is not exceeded and the “Maximum Number of Shares of Series That May Be Purchased” specified for the Series B Shares in the table above, which we refer to as the Series B Maximum Number of Shares, is not exceeded. If the number of Series B Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 2 exceeds the Series B Remaining Amount or the Series B Maximum Number of Shares, then we will accept for purchase a pro rata portion of the Series B Shares within Acceptance Priority Level 2.

After acceptance of Series B Shares within Acceptance Priority Level 2, the Series B Remaining Amount will be reduced by the number of Series B Shares accepted for purchase in Acceptance Priority Level 2 (such reduced number, the “Series A Remaining Amount”). If the Series A Remaining Amount is greater than zero, then we will accept for purchase validly tendered and not properly withdrawn Series A Shares within Acceptance Priority Level 3, but only to the extent that the Series A Remaining Amount is not exceeded and the “Maximum Number of Shares of Series That May Be Purchased” specified for the Series A Shares in the table above, which we refer to as the Series A Maximum Number of Shares, is not exceeded. If the number of Series A Shares validly tendered and not properly withdrawn prior to the Expiration Date within Acceptance Priority Level 3 exceeds the Series A Remaining Amount or the Series A Maximum Number of Shares, then we will accept for purchase a pro rata portion of the Series A Shares within Acceptance Priority Level 3.

If proration of a series of Preferred Shares is required, due to our inability to accept for purchase all Preferred Shares validly tendered and not properly withdrawn prior to the Expiration Date within a particular Acceptance Priority Level without exceeding the Maximum Number of Shares or the applicable Maximum Series Amount, Strategic or the Depositary will determine the final proration factor as soon as practicable after the Expiration Date, and we will announce the results of proration by press release.

The following tables set forth examples of the priority and proration that may be applicable to validly tendered and not properly withdrawn Preferred Shares as a result of prioritizing the acceptance of Series C Shares over the Series B Shares and the Series A Shares and prioritizing the acceptance of Series B Shares over Series A Shares. The first table sets forth the priority and proration that would be applicable under a “High Participation Scenario,” assuming the holders of each series of Preferred Shares tender 100% of their Preferred Shares, the second table sets forth the priority and proration that would be applicable under a “Medium Participation Scenario,” assuming the holders of each series of Preferred Shares tender 50% of their Preferred Shares and the third table sets forth the priority and proration that would be applicable under a “Low Participation Scenario,” assuming the holders of each series of Preferred Shares tender 30% of their Preferred Shares. You will not know whether we will accept your Preferred Shares for purchase at the time that you tender your Preferred Shares, unless you are a holder of Series C Shares, in which case we will accept at least a pro rata portion of the Series C Shares you properly tender and do not properly withdraw prior to the Expiration Date, subject to the satisfaction of the conditions of the Offers, including the Minimum Tender Condition.

High Participation Scenario

Series	Number of Shares Outstanding	Number of Shares Tendered	Number of Tendered Shares Accepted	% of Tendered Shares Accepted	% of Tendered Shares Not Accepted	Number of Shares Outstanding Post-Closing
Series C Preferred	5,750,000	5,750,000	4,716,981	82%	18%	1,033,019
Series B Preferred	4,600,000	4,600,000	—	—	100%	4,600,000
Series A Preferred	4,488,750	4,488,750	—	—	100%	4,488,750

Medium Participation Scenario

Series	Number of Shares Outstanding	Number of Shares Tendered	Number of Tendered Shares Accepted	% of Tendered Shares Accepted	% of Tendered Shares Not Accepted	Number of Shares Outstanding Post-Closing
Series C Preferred	5,750,000	2,875,000	2,875,000	100%	—	2,875,000
Series B Preferred	4,600,000	2,300,000	1,841,981	80.1%	19.9%	2,758,019
Series A Preferred	4,488,750	2,244,375	—	—	100%	4,488,750

Low Participation Scenario

Series	Number of Shares Outstanding	Number of Shares Tendered	Number of Tendered Shares Accepted	% of Tendered Shares Accepted	% of Tendered Shares Not Accepted	Number of Shares Outstanding Post-Closing
Series C Preferred	5,750,000	1,725,000	1,725,000	100%	—	4,025,000
Series B Preferred	4,600,000	1,380,000	1,380,000	100%	—	3,220,000
Series A Preferred	4,488,750	1,346,625	1,346,625	100%	—	3,142,125

In addition, to the extent permitted by applicable law, Strategic may from time to time acquire Preferred Shares that remain outstanding after the Expiration Date through one or more tender or exchange offers or otherwise, at prices that may be less than, equal to or greater than the prices paid for the Preferred Shares in the Offers. Until the expiration of at least ten business days after the Expiration Date or the date we otherwise terminate the Offers, neither we nor any of our affiliates will make any purchases of the Preferred Shares other than pursuant to the Offers.

No Payment of Unpaid Dividends on Preferred Shares Accepted in the Offers

Amount of Unpaid Dividend Expected to Be Paid on June 29, 2012

We have not paid dividends on our Preferred Shares for the last eleven quarters. Our board of directors has authorized, and we have declared, the payment of accrued and unpaid dividends through September 30, 2011 and dividends for the quarter ending December 31, 2011 (collectively, the “Unpaid Dividends”), and a sum sufficient for the payment of the Unpaid Dividends has been set apart for payment on our books through the recording of a liability in accordance with the terms of our charter. In addition, the Unpaid Dividends are not payable until June 29, 2012, will be payable to holders of record, as of the close of business on June 15, 2012 and are contingent upon (i) the satisfaction or waiver of all of the conditions of the Offers, including the Minimum Tender Condition and (ii) our ability to meet on the June 29, 2012 dividend payment date, which we refer to collectively as, the Unpaid Dividends Conditions, the requirements of the Maryland General Corporation Law with respect to the payment of dividends (see “—Requirements of the Maryland General Corporation Law With Respect to Payment of Dividends” below). While we cannot make any guarantees, we currently expect to be able to meet the requirements of the Maryland General Corporation Law with respect to the payment of dividends on the June 29, 2012 Unpaid Dividend payment date. Holders of Preferred Shares accepted for purchase in any of the Offers will not be entitled to receive the Unpaid Dividends or any other dividends with respect to such Preferred Shares. If the Unpaid Dividends Conditions are satisfied, Strategic will pay the Unpaid Dividends on June 29, 2012 to holders of record of our Preferred Shares, as of the close of business on June 15, 2012 in the following amounts:

Amount of Unpaid Dividends on a Per Share Basis to Be Paid on June 29, 2012
Series C Shares	$6.19
Series B Shares	$6.19
Series A Shares	$6.38

Requirements of the Maryland General Corporation Law With Respect to Payment of Dividends

Under the Maryland General Corporation Law, we cannot pay the Unpaid Dividends unless, as of the June 29, 2012 Unpaid Dividend payment date, after giving effect to the payment of the Unpaid Dividends (i) we are able to pay our indebtedness as it becomes due in the usual course of business and (2) our total assets are not less than the sum of our total liabilities plus, unless our charter permits otherwise, the amount needed if Strategic were to be dissolved on the June 29, 2012 Unpaid Dividend payment date, to satisfy preferential rights of stockholders whose preferential rights on distributions are superior to those of the holders of Preferred Shares. As of the date of this Offer to Purchase, there are no stockholders whose preferential rights on distributions are superior to those of the holders of Preferred Shares. We currently expect that we will be able to meet the requirements of the Maryland General Corporation Law with respect to the payment of the Unpaid Dividends on June 29, 2012.

No Determination Has Been Made With Respect to the Payment of Dividends on the Preferred Shares for Periods After December 31, 2011

Our board of directors has not made any determination with respect to the payment of dividends on the Preferred Shares for periods ending after December 31, 2011. All future dividends on the Preferred Shares will be made at the discretion of our board of directors. Our board of directors would have to evaluate the payment of any future dividends on the Preferred Shares based on its evaluation of our taxable income, our financial condition, our maintenance of REIT status, applicable law, restrictions under our Credit Facility, the overall economic climate and such other factors as our board of directors deems relevant.

Conditions of the Offers

Notwithstanding any other provision of any of the Offers, we will not be required to accept for payment, or to pay amounts in respect of, any Preferred Shares tendered pursuant to any of the Offers, and may terminate, extend or amend any of the Offers and may (subject to Rule 13e-4(f) and Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), postpone the acceptance for payment in respect of, any Preferred Shares so tendered in any of the Offers, if, in our reasonable judgment, any of the following conditions exist with respect to any of the Offers prior to our acceptance of Preferred Shares in the Offers (or any one of them):

•	the Minimum Tender Condition has not been satisfied;

•

there shall have been instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign (or any such action, suit or proceeding has been threatened in writing by any such body or person), or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offers (or any one of them) or the acquisition of Preferred Shares pursuant to any of the Offers, or is otherwise related in any manner to, or otherwise affects, any of the Offers;

•

there shall have been any action taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the any of the Offers, Strategic, or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign (or any such action has been threatened in writing by any such body), which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in the immediately preceding bullet point;

•

we have determined in our reasonable judgment that the acceptance for payment of, or payment for, some or all of the Preferred Shares in any of Offers would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which Strategic or any of our subsidiaries, may be bound or subject;

•

at any time on or after the date of this Offer to Purchase, any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Strategic or any of its subsidiaries, which, in our reasonable judgment, is or may be materially adverse, or we will have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to Strategic or any of our subsidiaries;

•	at any time on or after the date of this Offer to Purchase, there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or market in the United States for a period in excess of three hours;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in our reasonable judgment, might materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•

the commencement or declaration of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States since the close of business on the date of this Offer to Purchase;

•	material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets for U.S. dollars;

•	a material impairment in the trading market for debt securities in the United States; or

•	in the case of any of the foregoing existing at the opening of business on the date of this Offer to Purchase, a material acceleration or worsening thereof.

•

any approval, permit, authorization, consent or other action of any domestic or foreign governmental, administrative or regulatory agency, authority, tribunal or third party shall not have been obtained on terms satisfactory to us, which, in our reasonable judgment in any such case, and regardless of the circumstances (including any action or inaction by us or any of our affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offers and/or with such acceptance for payment or payment;

•

with respect to each Offer, we shall have determined that the consummation of such Offer and the purchase of such series of Preferred Shares pursuant to such Offer is likely, in our reasonable judgment, to cause such series of Preferred Shares to be (i) delisted from the New York Stock Exchange or (ii) eligible for deregistration under the Exchange Act; or

•

we shall have determined, based on the advice of counsel, that payment of the aggregate consideration for the Preferred Shares that would be accepted for payment in the Offers would not be permitted under Maryland law.

The foregoing conditions are for our sole benefit and the failure of any such condition to be satisfied may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any such failure and any such failure may be waived by us (other than those conditions dependent upon the receipt of necessary government approvals), in whole or in part at any time and from time to time in our sole discretion.

If any of the foregoing conditions of the Offers shall not have been satisfied or waived by us, other than, in the case of any waiver, those conditions dependent upon the receipt of necessary government approvals, we reserve the right, but will not be obligated, subject to applicable law, to:

•	return the Preferred Shares tendered pursuant to the Offers to the tendering holders of Preferred Shares;

•

waive all unsatisfied conditions (with respect to any of the Offers or all of them), other than those dependent upon the receipt of necessary government approvals, and accept for payment and Preferred Shares that are validly tendered and not properly withdrawn on or prior to the Expiration Date;

•	extend the Expiration Date and retain all tendered Preferred Shares until the purchase date for the Offers; or

•	otherwise amend the Offers (or any one of them).

If we waive a material condition of any of the Offers, we will disseminate additional information and extend the subject Offer(s) to the extent required by law. See “—Extension, Termination and Amendment of the Offers.”

Extension, Termination and Amendment of the Offers

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Offers are open, in our sole discretion. We will extend the Expiration Date of the Offers (or any one of them) if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Preferred Shares previously tendered and not properly withdrawn shall remain subject to the terms and conditions of such extended Offers (or any one of them) and subject to your right to withdraw your Preferred Shares in accordance with the terms of such Offers.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Offers, including the conditions of the Offers; and

•

delay our acceptance for payment or purchase of any of the Preferred Shares pursuant to the Offers or to terminate the Offers and not accept for payment or purchase any shares of not previously accepted for payment or purchased, if we determine that any of the conditions of the Offers have not been satisfied.

We will announce any extension, termination, material amendment or delay by issuing a press release. In the case of an extension, any such press release will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will state the new expiration date. If we amend the Offers in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Offers as required by law.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the Offers, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of any of the Offers or the information concerning any of the Offers, or if we waive a material condition of any of the Offers, we will extend the Offers (or any one of them) to the extent required under the Exchange Act. If, prior to the Expiration Date, we increase or decrease the number of Preferred Shares being sought in any of the Offers increase or decrease any of the Offer Prices, or change the type of consideration, offered to holders of Preferred Shares, such modification will be applicable to all holders of Preferred Shares whose Preferred Shares are accepted for payment pursuant to the such Offer(s), and if, at the time notice of any such modification is first published, sent or given to holders of Preferred Shares, such Offer(s) is (are) scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, such Offer(s) will be extended to a date not earlier than ten business days after the date of such publication. For purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

Plans, Proposals or Negotiations

Except as disclosed in this Offer to Purchase (including documents incorporated by reference herein), we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization or indebtedness;

•

subject to the rights of the holders of our stockholders, there are no plans for any change in our present board of directors or management or any plans or proposals to change the number or term of the board of directors (although we may fill vacancies arising on the board of directors) or to change any material term of the employment contract of any executive officer;

•	any other change in our structure or business;

•	our common stock ceasing to be listed on the NYSE;

•	our common stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities other than the Offers and acquisitions or dispositions made in the ordinary course of business; or

•	any changes in our governing instruments, or other actions that could impede the acquisition of control of Strategic.

Procedures for Tendering Preferred Shares

Each series of Preferred Shares is represented by one or more global certificates registered in the name of DTC, and DTC is the only registered holder of Preferred Shares. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations (each, a “DTC participant”). Persons that are not DTC participants beneficially own the Preferred Shares only through DTC participants.

How To Tender if You Are a Beneficial Owner But Not a DTC Participant

If you beneficially own Preferred Shares through an account maintained by a broker, dealer, commercial bank, trust company or other nominee (each of which we refer to as a “nominee”) and you desire to tender Preferred Shares, you should contact your nominee promptly and instruct it to tender your Preferred Shares on your behalf. Your nominee that is a DTC participant will then tender your Preferred Shares in the manner described below.

How to Tender If You Are a DTC Participant

To participate in the Offers, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•

(1) complete and sign and date the Letters of Transmittal, or a facsimile of the Letters of Transmittal; (2) have the signature on the Letters of Transmittal guaranteed if the Letters of Transmittal so requires; and (3) mail or deliver the Letters of Transmittal or facsimile to the Depositary prior to the Expiration Date.

In addition, for the tender of Preferred Shares to be valid, either:

•	the Depositary must receive, prior to the Expiration Date, a properly transmitted Agent’s Message (as described below); or

•

the Depositary must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of tendered Preferred Shares into the Depositary’s account at DTC according to DTC’s procedure for book-entry transfer and the Letters of Transmittal and other documents required by the Letters of Transmittal.

If Preferred Shares are tendered by delivery of a Letters of Transmittal, to be validly tendered, the Depositary must receive any physical delivery of the Letters of Transmittal and other required documents at its address indicated on the back cover of this Offer to Purchase and the front cover of the Letters of Transmittal prior to the Expiration Date.

Subject to and effective upon the acceptance for purchase of, and payment for, Preferred Shares tendered thereby, by executing and delivering the Letters of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you agree to be bound by the terms of the Letters of Transmittal, by which, among other things, you (1) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Preferred Shares tendered thereby and (2) irrevocably appoint the Depositary as your true and lawful agent and attorney-in-fact (with full knowledge that the Depositary also acts as our agent with respect to the tendered Preferred Shares), with full power coupled with an interest, to:

•	transfer ownership of the Preferred Shares on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Preferred Shares for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Preferred Shares, all in accordance with the terms of the applicable Offer.

The method of delivery of the Letters of Transmittal and all other required documents to the Depositary is at your election and risk. Rather than mail these items, if you desire to tender Preferred Shares, we recommend that you use an overnight delivery service. In all cases where you desire to tender Preferred Shares, you should allow sufficient time to assure delivery to the Depositary before the Expiration Date. You should not send any Letters of Transmittal to us.

Signatures and Signature Guarantees

If you are using a Letters of Transmittal or notice of withdrawal (which is described below), you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”), a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the Letters of Transmittal (an “Eligible Institution”). Signature guarantees are not required, however, if the Preferred Shares are tendered for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering Through DTC’s ATOP

The Depositary and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender Preferred Shares in the Offers. DTC participants may, instead of physically completing and signing the Letters of Transmittal and delivering it to the Depositary, transmit an acceptance of any of the Offers electronically. DTC participants may do so by causing DTC to transfer the Preferred Shares to the Depositary in accordance with its procedures for transfer. DTC will then send an Agent’s Message to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant that it is tendering Preferred Shares that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the Letters of Transmittal; and

•	the Letters of Transmittal may be enforced against such DTC participant.

Delivery of the Agent’s Message by DTC will satisfy the terms of the Offers in lieu of execution and delivery of the Letters of Transmittal by the DTC participant identified in the Agent’s Message. Accordingly, the Letters of Transmittal need not to be completed by a holder tendering through ATOP.

Guaranteed Delivery

If you wish to tender Preferred Shares in the Offers and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•

the Depositary receives by hand, overnight courier, facsimile transmission or mail, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase including, a signatory guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, if required; and

•

the Depositary receives within the period of three NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, confirmation of book-entry transfer of the Preferred Shares into the Depositary’s account, together with all other required documents and either a Letters of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

Stockholders may contact the Information Agent, the Dealer Managers or their brokers for assistance. The contact information for the Information Agent and the Dealer Managers is on the back cover of this Offer to Purchase.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Preferred Shares. We reserve the absolute right to reject any and all Preferred Shares not validly tendered or any Preferred Shares whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the Expiration Date. Our interpretation of the terms and conditions of the Offers, including the instructions in the Letters of Transmittal, will be final and binding on all parties, subject to the rights of holders to challenge our interpretation in a court of competent jurisdiction. Unless waived, any defects or irregularities in connection with tenders of Preferred Shares must be cured within a time period that we will determine. Neither we, the Information Agent, the Depositary nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of Preferred Shares will not be considered to have been made until any defects or irregularities have been cured or waived. Any Preferred Shares received by the Depositary that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Depositary to the tendering holders, via the facilities of DTC, promptly following the Expiration Date.

Acceptance for Payment and Payment for Preferred Shares

Upon the terms and subject to the conditions of the Offers (including, if the Offers are extended or amended, the terms and conditions of any such extension or amendment), we will purchase, promptly after the Expiration Date, by accepting for payment, and will pay for, Preferred Shares validly tendered and not properly withdrawn promptly after the Expiration Date. The payment date will be within three business days after the Expiration Date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the purchase of, any Preferred Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or purchase of, or payment for, the Preferred Shares is subject to the provisions of Rules 14e-1(c) and 13e-4(f)(5) promulgated under the Exchange Act, which require that we pay the consideration offered or return the Preferred Shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the Offers.

For purposes of the Offers, we will be deemed to have accepted for payment (and thereby purchased) Preferred Shares validly tendered, not properly withdrawn, and subject to proration if necessary, if and when we notify the Depositary of our acceptance for payment of Preferred Shares tendered pursuant to the Offers. Upon the terms and subject to the conditions of the Offers, we will deliver the cash required to pay for the tendered Preferred Shares to the Depositary, which will act as agent for tendering stockholders for the purpose of receiving the cash consideration from us and transmitting the cash to the tendering holders whose Preferred Shares have been accepted for payment.

Under no circumstances will we pay interest on the Offer Prices, regardless of any delay in paying for tendered Preferred Shares or of any extension of the Expiration Date.

If, prior to the Expiration Date, we increase the Offer Price, we will pay the increased Offer Price for all Preferred Shares purchased pursuant to the Offers, whether or not any of those Preferred Shares were tendered before the increase in the Offer Price.

If certain events occur, we may not be obligated to purchase the Preferred Shares pursuant to the Offers. See “—Conditions of the Offers.”

In all cases, delivery of the consideration for the Preferred Shares accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of (i) the confirmation of a book-entry transfer of the Preferred Shares into the Depositary’s account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “—Procedures for Tendering Preferred Shares;” (ii) the Letters of Transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of tender of shares held by a broker, dealer or other nominee, an Agent’s Message (as described in “—Procedures for Tendering Preferred Shares”) in lieu of the Letters of Transmittal; and (iii) any other documents required by the Letters of Transmittal.

If we do not accept any tendered Preferred Shares for payment pursuant to the terms and conditions of the Offers for any reason, the Depositary will, without expense to holders of Preferred Shares and promptly after expiration or termination of the Offers, credit such Preferred Shares to the account maintained at DTC from which the tendered Preferred Shares were delivered.

All Preferred Shares that are validly tendered and not properly withdrawn and purchased by us in the Offers will become authorized but unissued shares.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Form W-9 included with any Letter of Transmittal or an appropriate Form W-8 obtained from the Depositary may be subject to required backup withholding on the gross proceeds paid to that stockholder or other payee pursuant to the Offers.

Withdrawal Rights

You may withdraw previously tendered Preferred Shares at any time before the Expiration Date, which, unless extended, is 5:00 p.m., New York City time, on December 7, 2011. In addition, if not previously returned, you may withdraw Preferred Shares that you tender that are not accepted by us for purchase after the expiration of 40 business days from November 7, 2011, which is the date of commencement of the Offers. If the any of the Offers is terminated, the Preferred Shares tendered pursuant to the Offers will be promptly returned to the tendering holders.

For a withdrawal of Preferred Shares to be effective, the Depositary must receive a written or facsimile transmission containing a notice of withdrawal or a properly transmitted “Request Message” through ATOP, in the case of DTC participants, before 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the holder of Preferred Shares who tendered the Preferred Shares to be withdrawn, (ii) contain a description of the Preferred Shares to be withdrawn and the number of Preferred Shares, (iii) contain a statement that such holder of Preferred Shares is withdrawing the election to tender their Preferred Shares, and (iv) be signed by the holder of such Preferred Shares in the same manner as the original signature on the Letters of Transmittal, including any required signature guarantees (or, in the case of Preferred Shares tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the Agent’s Message), or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Preferred Shares. A holder who has tendered with separate Letters of Transmittal must complete a separate notice of withdrawal for the Preferred Shares tendered with each Letters of Transmittal. Withdrawal of Preferred Shares may only be accomplished in accordance with the foregoing procedures.

Preferred Shares properly withdrawn may thereafter be re-tendered at any time before the Expiration Date, which is at 5:00 p.m., New York City time on December 7, 2011, unless extended, by following the procedures described under “—Procedures for Tendering Preferred Shares.”

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding, subject to the rights of holders to challenge our determination in a court of competent jurisdiction. Neither we, the Information Agent, the Depositary, nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Effects of Not Tendering Preferred Shares

Because there is a Minimum Tender Condition, if you do not tender your Preferred Shares in the Offers, it increases the likelihood that the Minimum Tender Condition will not be satisfied and that we will, therefore, not purchase Preferred Shares pursuant to the Offers.

If the Unpaid Dividends Conditions are satisfied and you do not tender your Preferred Shares in the Offers, you will receive the Unpaid Dividends on June 29, 2012 if you remain a holder of the Preferred Shares as of the close of business on June 15, 2012, the record date for the Unpaid Dividends.

Effects of the Offers on Strategic

Assuming all the conditions of the Offers are satisfied, including the Minimum Tender Condition, and the Offers are successfully completed, the Offers will have the following effects on Strategic:

•

we will not have any obligation to pay accrued and unpaid dividends on any Preferred Shares accepted for purchase pursuant to the Offers, which we estimate will result in a one-time savings of between $23 million and $30 million in dividend expense (depending on the number of Preferred Shares in each series that are accepted for purchase);

•

as a result of eliminating a substantial number of Preferred Shares, we estimate that our annual dividend expense will decrease by between $8 million and $10 million (depending on the number of Preferred Shares in each series that are accepted for purchase); and

•

we will incur additional interest expense on amounts drawn under our Credit Facility (as defined herein) in amounts ranging from $2 million to $3 million per year, based on current interest rates, which will offset, in part, the savings on dividend expense.

While the purchase of Preferred Shares in the Offers should significantly reduce our unrestricted cash-on-hand and cause us to make a draw under our Credit Facility in an amount ranging from $60 million to $85 million, we believe the successful completion of the Offers should create additional financial flexibility.

Rule 14e–4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Preferred Shares in the Offers under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Preferred Shares being tendered pursuant to the Offers within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Preferred Shares complies with Rule 14e-4.

The tender of Preferred Shares, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offers.

Source and Amount of Funds

Assuming we purchase the Maximum Number of Shares, we will pay approximately $125 million to $126 million (depending on how many Preferred Shares in each series that are accepted for purchase) for the Preferred Shares purchased through the Offers. In addition, we have agreed to pay the Dealer Managers, the Depositary and the Information Agent customary fees for their services in connection with the Tender Offers. We have also agreed to reimburse the Dealer Managers, the Depositary and the Information Agent for certain of their out-of-pocket expenses and to indemnify them against certain liabilities, including liabilities under the federal securities laws.

We intend to use unrestricted cash-on-hand and funds borrowed under the Credit Facility (as defined below) to purchase the Preferred Shares in the Offers and to pay all related fees and expenses.

On June 30, 2011, Strategic Hotel Funding, L.L.C. (the “Borrower”), our operating company, entered into a Credit Agreement (the “Credit Agreement”) with Deutsche Bank Trust Company Americas (an affiliate of Deutsche Bank Securities Inc., one of our Dealer Managers) as administrative agent (the “Administrative Agent”) and the various financial institutions as are or may become parties thereto (together with the Administrative Agent, the “Lenders”).

The Credit Agreement provides the Borrower with a senior secured revolving credit facility (the “Credit Facility”) in the amount of $300,000,000 (as such amount may be increased or decreased pursuant to the Credit Agreement, the “Revolving Loan Commitment Amount”), maturing on June 30, 2014 (subject to a one-year extension as further described below or earlier termination upon the occurrence of certain events of default), that will be used for the Borrower’s ongoing working capital requirements and for general corporate purposes. The Credit Facility includes swingline loan and letter of credit subfacilities. All or a portion of the Revolving Loan Commitment Amount may be available from time to time under the Credit Facility, with such available amount being determined at the time of a borrowing request based upon certain calculations that take into account, either (i) the appraised values of the Borrowing Base Properties (as defined in the Credit Agreement), the initial list of which consists of the hotels commonly known as the Ritz-Carlton Laguna Niguel, the Ritz-Carlton Half Moon Bay, the Marriott Lincolnshire and the Four Seasons Punta Mita or (ii) a net operating income test, with the test resulting in the lower available borrowing amount applied. We expect that sufficient funds will be available from borrowing to finance the purchase price of the Preferred Shares validly tendered and not properly withdrawn, that are accepted in the Offers.

The Credit Agreement contains an accordion feature allowing for additional borrowing capacity up to $400,000,000, subject to the satisfaction of customary conditions as set forth in the Credit Agreement. The Credit Facility’s interest rate is based upon a leverage-based pricing grid ranging from LIBOR plus 2.75% to LIBOR plus 3.75%. The current interest rate is the sum of LIBOR plus a margin of 3% per annum.

The Borrower may prepay the Credit Facility, in whole or in part and without penalty, subject to certain conditions set forth in the Credit Agreement. The Credit Facility is also subject to mandatory prepayment under certain circumstances as set forth in the Credit Agreement. In addition, if the total amount outstanding under the Credit Facility exceeds certain thresholds, the Borrower must repay such excess amount immediately and must also provide cash collateral in an amount equal to the excess to collateralize any outstanding letters of credit.

The Lenders’ commitments with respect to the Credit Facility and swingline loans expire, and the Borrower’s repayment obligations mature on, June 30, 2014, subject to a one-year extension at the request of the Borrower upon the satisfaction of certain conditions set forth in the Credit Agreement.

The Credit Agreement is secured by, among other things, unconditional guarantees executed by Strategic (the “Parent Guarantor”), and certain subsidiaries of the Borrower (the “Subsidiary Guarantors”) as well as the pledge of equity collateral consisting of the Subsidiary Guarantors. The Credit Agreement also imposes certain additional terms and conditions with respect to the Borrowing Base Properties. Failure to comply with such terms and conditions may result in a substantial reduction of the borrowing base and, therefore, the available amount of credit under the Credit Agreement.

The Credit Agreement contains representations and warranties and affirmative, negative and financial covenants that are customary for facilities of this type. The negative covenants include, without limitation, certain limitations on the ability to: incur liens and certain indebtedness; consummate mergers, consolidations or asset sales; make certain loans, guarantees and investments; declare or pay dividends; redeem, retire or repurchase any capital stock; and engage in certain business lines. The financial covenants require the Borrower to maintain a specific level of net worth and other financial markers. The Credit Agreement also includes certain events of default customary for credit facilities of this type including, among others, the failure to make payments when due, insolvency, breaches of representations and warranties, the failure of the Parent Guarantor to maintain its status as a REIT, and the occurrence of certain reportable events under the Employee Retirement Income Security Act of 1974, as amended.

We may in the future repay amounts borrowed under our Credit Facility to purchase Preferred Shares pursuant to the Offers through the issuance of debt, equity or some combination thereof. However, we currently have no plans or arrangements to do so.

Liquidity of Preferred Shares

If the Offers are completed, the number of Preferred Shares that are available to be publicly traded will be reduced. Holders who choose not to tender their Preferred Shares will own a greater percentage of the remaining Preferred Shares. This may reduce the volume of trading in the Preferred Shares and may make it more difficult to buy or sell significant amounts of Preferred Shares without affecting the market price.

The Preferred Shares are currently listed and traded on the NYSE. Regardless of the results of the Offers, we expect the Preferred Shares will continue to qualify to be listed on the NYSE. We intend to keep the Preferred Shares listed on the NYSE following completion of the Offers.

Possible Consequences if the Offers Are Not Completed

If any condition of the Offers, including the Minimum Tender Condition, is not satisfied, we will be under no obligation to pay the Unpaid Dividends. Our board of directors would have to evaluate the payment of any future dividends on the Preferred Shares based on its evaluation of our taxable income, our financial condition, the maintenance of, for federal tax purposes, our REIT status, applicable law, restrictions under our Credit Facility, the overall economic climate and such other factors as our board of directors deems relevant.

If we do not successfully complete the Offers or are not otherwise able to reduce the number of Preferred Shares on our balance sheet as well as the amount of accrued and accruing dividends on those Preferred Shares, we may have reduced financial flexibility.

No Recommendation as to Whether to Tender

Our board of directors takes no position as to whether the Offer Price or the other terms of the Offers are fair to the holders of the Preferred Shares. Our board of directors has determined that completion of the Offers would be in the best interests of the Strategic. Neither our board of directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offers.

None of Strategic, its board of directors, the Dealer Managers (as defined herein), the Information Agent (as defined herein), the Depositary (as defined herein) or any of their respective affiliates is making a recommendation to you as to whether you should tender shares in the Offers. You must make your own investment decision regarding the Offers based upon your own assessment of the value of the Preferred Shares and any other factors you deem relevant.

Appraisal Rights

You do not have appraisal rights in connection with the Offers.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Purchase, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of the Preferred Shares in the Offers. We intend to make all required filings under the Exchange Act in respect of the Offers.

Subsequent Repurchases of the Preferred Shares

Whether or not the Offer is completed, subject to applicable contractual restrictions, the terms of our charter and applicable law, we or our affiliates may from time to time acquire shares of the Preferred Shares, other than pursuant to the Offers, through open market purchases, privately negotiated transactions, exchange offers, exercise of optional redemption rights, offers to purchase or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the value of the consideration payable pursuant to the Offers and could be paid in cash or other consideration not provided for in the Offers. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date the Offers expire or otherwise terminate, neither we nor any of our affiliates will make any purchases of the Preferred Shares other than pursuant to the Offers.

Dealer Managers

We have retained Deutsche Bank Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Dealer Managers in connection with the Offers. The Dealer Managers may contact brokers, dealers and other nominees and may provide information regarding the Offers to those that they contact or persons that contact them. The Dealer Managers will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses incurred in connection with the Offers, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the Offers, including certain liabilities under the federal securities laws.

Information Agent

MacKenzie Partners, Inc. is serving as Information Agent in connection with the Offers. The Information Agent will assist with the mailing of this Offer to Purchase and related materials to holders of the Preferred Shares, respond to inquiries of and provide information to holders of the Preferred Shares in connection with the Offers, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Offers, and requests for assistance or for additional copies of this Offer to Purchase and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Depositary

We have retained BNY Mellon Shareowner Services as Depositary. We will pay BNY Mellon Shareowner Services reasonable and customary compensation for its services in connection with the Offers and reimburse it for its reasonable out-of-pocket expenses.

Soliciting Dealer Fee

With respect to any tender of Preferred Shares where the aggregate amount of Preferred Shares being tendered by the tendering holder and its affiliates and family members (whether in a single tender or in multiple tenders) is 10,000 or fewer Preferred Shares, we will pay the applicable soliciting dealer a fee equal to $0.125 for each Preferred Share that is validly tendered and not properly withdrawn and accepted for payment (the “Soliciting Dealer Fee”). In order to be eligible to receive the Soliciting Dealer Fee, a properly completed Notice of Solicited Tenders must be delivered by the applicable soliciting dealer to the Information Agent on or prior to the Expiration Date. We will, in our sole discretion, determine whether a soliciting dealer has satisfied the criteria for receiving a Soliciting Dealer Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders).

A soliciting dealer is a retail broker designated in a valid Notice of Solicited Tenders that solicited or assisted in arranging a tender of Preferred Shares pursuant to the Offers and is: (i) a broker or dealer in securities and a member of a national securities exchange in the United States or of FINRA; or (ii) a bank or trust company located in the United States.

Soliciting dealers will be eligible to receive the Soliciting Dealer Fee even when the activities of soliciting dealers in connection with the Offers consist solely of forwarding to clients materials relating to the Offers and tendering or arranging for the tender of Preferred Shares on behalf of the beneficial owners thereof. Each soliciting dealer will be required to confirm that each holder of Preferred Shares that it solicits has received a copy of the Offer to Purchase or concurrently with such solicitation was provided with a copy of the Offer to Purchase. No soliciting dealer is required to make any recommendation to holders of Preferred Shares as to whether to tender or refrain from tendering in response to the Offers. No assumption will be made, in paying the Soliciting Dealer Fee to any soliciting dealer, that the soliciting dealer’s activities in connection with the Offers included any activities other than those described in this paragraph.

A soliciting dealer is not entitled to a Soliciting Dealer Fee:

•	with respect to Preferred Shares beneficially owned by the soliciting dealer or by any affiliate of the soliciting dealer;

•

with respect to Preferred Shares that are registered in the name of the soliciting dealer, unless those Preferred Shares are held by the soliciting dealer as a nominee and are tendered on behalf of the beneficial owner of those Preferred Shares;

•

with respect to Preferred Shares tendered by the holder of record, for the account of that holder, unless the tendering holder designates the soliciting dealer for this purpose in the Letters of Transmittal;

•	with respect to Preferred Shares that for any reason are not accepted for payment and purchased pursuant to the Offers; or

•	if the soliciting dealer is an affiliate of (i) the Company, (ii) any officer or director of the Company or (iii) any beneficial owner of 5% or more of the outstanding shares of our common stock.

Soliciting dealers should take care to ensure that proper records are kept to document their entitlement to any Soliciting Dealer Fee. We and the Information Agent reserve the right to require additional information at our discretion, as deemed warranted, to confirm such entitlement.

Expenses

We expect to incur reasonable and customary fees and expenses of approximately $1.9 million in connection with the Offers. We also will pay brokerage houses and other brokers, dealers, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the Letters of Transmittal and related documents to the beneficial owners of shares and in handling or forwarding tenders of Preferred Shares by their customers.

In connection with the Offers, our officers, directors and employees may solicit tenders of Preferred Shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These officers, directors and employees will not be separately compensated for these services.

Tendering holders of the Preferred Shares will not be required to pay brokerage commissions to us, the Information Agent or the Depositary. Holders who tender their shares of the Preferred Shares through a broker, dealer or other nominee should inquire as to whether it charges any service fees.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

Except as set forth below, neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Preferred Shares, (b) has effected any transactions involving the Preferred Shares during the 60 days prior to the date of this Offer to Purchase, or (c) has advised us that they intend to participate in the Offers.

As of November 4, 2011, Stephen M. Briggs, our Senior Vice President and Chief Accounting Officer, owns 1,400 Series C Shares.

MARKET PRICES OF AND DIVIDENDS ON THE PREFERRED SHARES

Prices of the Series A Shares, Series B Shares and Series C Shares may fluctuate greatly and holders are urged to obtain current information with respect to the market prices for the Series A Shares, Series B Shares and Series C Shares.

The Series A Shares, the Series B Shares and the Series C Shares are listed on the NYSE under the symbol “BEEPRA,” “BEEPRB” and “BEEPRC,” respectively. As of November 4, 2011, there were 4,488,750 Series A Shares, 4,600,000 Series B Shares and 5,750,000 Series C Shares outstanding. The holders of the Series A Shares are entitled to cumulative quarterly dividends equal to 8.50% of the $25.00 stated liquidation preference per share, which is $2.125 per year per share. The holders of the Series B Shares and Series C Shares are entitled to cumulative quarterly dividends equal to 8.25% of the $25.00 stated liquidation preference per share for both Series B Shares and Series C Shares, which is $2.0625 per year per share for both Series B Shares and Series C Shares. The following table sets forth, for the periods indicated, the high and low reported closing sales prices per share of the Series A Shares, Series B Shares and Series C Shares:

	Series A Shares		Series B Shares		Series C Shares
	High	Low	High	Low	High	Low
Fiscal Year Ended December 31, 2011
Fourth Quarter (through November 4, 2011)	$26.24	$22.57	$25.82	$21.75	$25.68	$21.88
Third Quarter	29.15	24.98	28.58	23.77	28.58	24.00
Second Quarter	29.00	26.92	28.59	26.51	28.50	26.51
First Quarter	28.65	24.36	27.89	24.06	27.87	24.18

Fiscal Year Ended December 31, 2010
Fourth Quarter	$24.86	$22.42	$24.47	$22.40	$24.46	$22.45
Third Quarter	22.96	18.70	22.73	18.54	22.65	18.57
Second Quarter	22.03	17.86	22.11	17.95	22.00	18.00
First Quarter	19.19	13.10	18.99	13.11	19.00	13.11

Fiscal Year Ended December 31, 2009
Fourth Quarter	$13.70	$8.21	$13.89	$8.05	$13.63	$7.80
Third Quarter	9.65	5.00	9.61	4.64	9.59	4.60
Second Quarter	6.50	2.51	6.30	2.45	6.26	2.50
First Quarter	5.90	1.55	6.50	1.55	6.25	1.40

On November 4, 2011, the last trading day prior to the date of this Offer to Purchase, the reported closing price per share of the Series A Shares, Series B Shares and Series C Shares on the NYSE was $26.24, $25.82 and $25.68.

If the Offers are successfully completed, the extent of the public market for Series A Shares, Series B Shares and Series C Shares will depend upon the number of holders and the aggregate market value of the Series A Shares, Series B Shares and Series C Shares remaining outstanding, the interest in maintaining a market in the Series A Shares, Series B Shares and Series C Shares on the part of securities firms and other factors.

No dividends have been paid on the Series A Shares, Series B Shares and Series C Shares since December 31, 2008. As of September 30, 2011, the accumulated and unpaid dividends on the Series A Shares, Series B Shares and Series C Shares were $5.84, $5.67 and $5.67 per share, respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences relating to the Offers to stockholders whose Preferred Shares are validly tendered and not properly withdrawn and accepted for payment pursuant to the Offers. Those stockholders that do not participate in the Offers should not incur any U.S. federal income tax liability as a result of the completion of the Offers. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only Preferred Shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates, “U.S. holders” (as defined below) whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold Preferred Shares as a position in a “straddle” or as a part of a “hedging,” “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes or persons that received their Preferred Shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders.” This summary also does not address the state, local or foreign tax consequences of participating in the Offers. For purposes of this discussion, a “U.S. holder” means:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury regulations.

If a partnership holds Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Preferred Shares should consult their tax advisors.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating or not participating in the Offers.

Characterization of the Purchase

The purchase of Preferred Shares by us in the Offers will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s Preferred Shares or as having received a distribution in respect of stock from us.

Under Section 302 of the Code, a U.S. holder whose Preferred Shares are purchased by us in the Offers will be treated as having sold its Preferred Shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. holder’s equity interest in us;

•	results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.

If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its Preferred Shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offers and the U.S. holder’s adjusted tax basis in the Preferred Shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Preferred Shares that were sold exceeds one year as of the date of purchase by us in the Offers. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of Preferred Shares (Preferred Shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder in the Offers. A U.S. holder may be able to designate, generally through its broker, which blocks of Preferred Shares it wishes to tender in the Offers if less than all of its Preferred Shares are tendered in the Offers, and the order in which different blocks will be purchased by us in the event of proration in the Offers. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder’s Preferred Shares by us in the Offers will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its Preferred Shares by us in the Offers will be treated as a dividend to the U.S. holder with respect to its Preferred Shares under Section 301 of the Code, to the extent of our current and accumulated earnings and profits (within the meaning of the Code). Noncorporate U.S. holders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution that represents income from dividends we received from a corporation in which we own Preferred Shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), provided that certain holding period and other requirements are satisfied at both the company and stockholder level. Noncorporate U.S. holders should consult their own tax advisors to determine the applicable tax rates for dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations. To the extent the amount received by the U.S. holder with respect to the purchase of its Preferred Shares by us in the Offers exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis (but not below zero) in its Preferred Shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). As of the date of the Offers, we do not have accumulated earnings and profits, and we do not expect to have current earnings and profits in 2011. To the extent that a purchase of a U.S. holder’s Preferred Shares by us in the Offers is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased Preferred Shares will be added to any Preferred Shares retained by the U.S. holder. To the extent that the purchase of a U.S. holder’s Preferred Shares by us in the Offers is treated as a dividend and to the extent that we properly designate all or part of such dividend as a capital gain dividend, such part of the dividend will be taxable to a U.S. holder as gain from the sale of a capital asset held for more than one year, to the extent that it does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held its Preferred Shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. holder may be eligible for preferential rates of taxation.

Constructive Ownership of Stock and Other Issues

In applying each of the Section 302 tests explained below, U.S. holders must take into account not only Preferred Shares that they actually own but also Preferred Shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any Preferred Shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as Preferred Shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether their sale of Preferred Shares in the Offers qualifies for sale or exchange treatment in their particular circumstances.

If a U.S. holder sells Preferred Shares to persons other than us at or about the time the stockholder also sells Preferred Shares pursuant to the Offers, and the various sales effected by the U.S. holder are part of an overall plan to reduce or terminate such stockholder’s proportionate interest in us, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. holder’s exchange of Preferred Shares pursuant to the Offers and, if integrated, should be taken into account in determining whether the stockholder satisfies any of the Section 302 tests with respect to Preferred Shares sold to us.

We cannot predict whether or the extent to which the Offers will be oversubscribed. If the Offers are oversubscribed, proration of a series of Preferred Shares in the Offers will cause us to accept fewer Preferred Shares than are tendered. This in turn may affect the U.S. holder’s U.S. federal income tax consequences. In particular, this could affect the U.S. holder’s ability to satisfy one of the Section 302 tests described below.

Section 302 Tests

One of the following tests must be satisfied in order for the purchase of Preferred Shares by us in the Offers to be treated as a sale or exchange for U.S. federal income tax purposes:

•

Complete Termination Test. The purchase of a U.S. holder’s Preferred Shares by us in the Offers will result in a “complete termination” of the U.S. holder’s equity interest in us if all of the Preferred Shares that are actually owned by the U.S. holder are sold in the Offers and all of the Preferred Shares that are constructively owned by the U.S. holder, if any, are sold in the Offers or, with respect to Preferred Shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of Preferred Shares that otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•

Substantially Disproportionate Test. The purchase of a U.S. holder’s Preferred Shares by us in the Offers will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all Preferred Shares purchased in the Offers) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of our total voting power.

•

Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s Preferred Shares by us in the Offers will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells Preferred Shares in the Offers will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The United States Internal Revenue Service (“IRS”) has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and that exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

Non-U.S. Stockholders

The following general discussion applies to stockholders that are “non-U.S. holders.” A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

The U.S. federal income tax treatment of our purchase of Preferred Shares from a non-U.S. holder pursuant to the Offers will depend on whether such holder is treated, based on the non-U.S. holder’s particular circumstances, as having sold the tendered Preferred Shares or as having received a distribution in respect of such non-U.S. holder’s Preferred Shares. The appropriate treatment of our purchase of Preferred Shares from a non-U.S. holder will be determined in the manner described above. See “—Section 302 Tests.”

To the best of our knowledge, we believe that we currently should be classified as a domestically controlled REIT. To the extent that classification applies, taxation of non-U.S. holders under the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, generally will not apply to our purchase of Preferred Shares (if treated as a sale or exchange of such Preferred Shares), and the rest of this section so assumes. If the purchase of Preferred Shares by us in the Offers is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of Preferred Shares in the Offers unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions exist.

An individual who is present in the United States for less than 183 days in the taxable year of disposition may still be subject to U.S. taxation as a U.S. resident if he or she meets a substantial presence test considering the prior three years. All such individuals should consult their own tax advisors regarding the U.S. federal income tax consequences of participating in the Offers.

If a non-U.S. holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. holder with respect to our purchase of Preferred Shares in the Offers will be treated as a distribution to the non-U.S. holder with respect to the non-U.S. holder’s Preferred Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of Preferred Shares will be determined in the manner described above. See “—Characterization of the Purchase.” To the extent that amounts received by a non-U.S. holder with respect to our purchase of Preferred Shares in the Offers are treated as a dividend, we will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Notwithstanding the above, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests and that are paid with respect to common stock held by a non-U.S. holder who owns more than 5% of our common stock at any time during the one year period ending on the date of distribution will be subject to U.S. federal income tax withholding at a rate of 35%. Such a non-U.S. holder should consult its own tax advisor regarding the U.S. federal income tax consequences of participating in the Offers. Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests and that are paid with respect to common stock which is regularly traded on an established securities market located in the U.S. and held by a non-U.S. holder who does not own more than 5% of our common stock at any time during the one year period ending on the date of distribution will be treated as normal dividend distributions as described above, and will not be subject to the special 35% withholding tax rate. We are also required to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. holder, withholding does not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. Special rules apply if a non-U.S. holder’s common stock are used, or held for use, by the non-U.S. holder in the conduct of a U.S. trade or business. Such a non-U.S. holder should consult its own tax advisor regarding the U.S. federal income tax consequences of participating in the Offers.

If, contrary to our expectation, the amounts paid in the Offers are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, we (and the Depositary) would withhold tax at a 35% rate on such part (as determined by us) of the payments to non-U.S. holders and we would withhold tax at a 30% rate on the remainder of such payments, or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is able to satisfy one of the Section 302 tests or is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty or otherwise may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Backup Withholding

Backup withholding of U.S. federal income tax at the current rate of 28% may apply to payments of gross proceeds under the Offers if you fail to provide a fully completed and signed IRS Form W-9 to the Depositary, with a valid taxpayer identification number, or an appropriate IRS Form W-8, or if we are instructed to withhold by the IRS. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules are allowable as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. See “The Offers—Acceptance for Payment and Payment for Preferred Shares.”

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offers, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Offers are not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offers would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offers will not be made to (nor will tenders of Preferred Shares be accepted from or on behalf of) the stockholders residing in such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. We maintain a web site at www.strategichotels.com. The information on our web site is not, and you must not consider the information to be, a part of this Offer to Purchase.

This Offer to Purchase incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We have filed the documents listed below with the SEC (File No. 001-32223) and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 24, 2011;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed on May 5, 2011, August 4, 2011 and November 4, 2011, respectively;

•

our Current Reports on Form 8-K filed on March 16, 2011, April 11, 2011, May 24, 2011, May 25, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto), June 10, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto), June 20, 2011, June 27, 2011, July 6, 2011, July 7, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto), July 12, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto), July 15, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto), July 25, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto) and July 29, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto);

•	our Articles of Amendment set forth in Exhibit 3.1 to the Company’s Amendment No. 3 to Registration Statement on Form S-11, filed June 8, 2004;

•	our Articles Supplementary of the Series A Shares set forth in Exhibit 3.1 to our Current Report on Form 8-K, filed March 18, 2005;

•	our Certificate of Correction of the Series A Shares set forth as Exhibit 3.2 to our Current Report on Form 8-K, filed March 18, 2005;

•	our Articles Supplementary of the Series B Shares set forth in Exhibit 3.5 to our Current Report on Form 8-K, filed January 13, 2006;

•	our Articles Supplementary of the Series C Shares set forth in Exhibit 3.1 to our Current Report on Form 8-K, filed April 21, 2006;

•	our Articles Supplementary relating to the Series D Junior Participating Preferred Stock set forth in Exhibit 3.1 to our Current Report on Form 8-K, filed November 18, 2008;

•	our Articles Supplementary relating to the Series D Junior Participating Preferred Stock set forth in Exhibit 3.2 to the our Current Report on Form 8-K, filed May 19, 2010;

•	our Articles of Amendment set forth in Exhibit 3.1 to our Current Report on Form 8-K, filed on March 15, 2006;

•	our Articles of Amendment set forth in Exhibit 3.1 to our Current Report on Form 8-K, filed on May 19, 2010; and

•	our Bylaws, as amended and restated on November 14, 2008 set forth in Exhibit 3.2 to our Current Report on Form 8-K, filed November 18, 2008.

Any documents we file pursuant to 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the expiration of the Offers to which this Offer to Purchase relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this Offer to Purchase and to be part hereof from the date of filing those documents.

The Depositary for the Offers is:

BNY Mellon Shareowner Services

By Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept, 27th Fl. P.O. Box 3301 South Hackensack, NJ 07606	By Facsimile, for Eligible Institutions Only: (201) 680-4626 Confirmation of Facsimile Transmission Only: (201) 680-4860	By Hand or Overnight Courier: BNY Mellon Shareowner Services Attn: Corporate Actions Dept, 27th Fl. 480 Washington Boulevard Jersey City, NJ 07310

The Joint Lead Dealer Managers for the Offers are:

Deutsche Bank Securities

60 Wall Street

New York, NY 10005

Attention: Liability Management Group

Collect: (212) 250-7527

Toll Free: (855) 287-1922

BofA Merrill Lynch

214 North Tryon Street, 17th Floor

Charlotte, NC 28255

Attention: Debt Advisory Services

U.S. Toll Free: (888) 292-0070

Collect: (980) 683-3215

The Information Agent for the Offers is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com